Exhibit 10.6
TENTH AMENDMENT TO LEASE
THIS TENTH AMENDMENT TO LEASE (this “Tenth Amendment”), dated as of July 22, 2025 (the “Effective Date”), is hereby entered into by and between XCHANGE PROPERTY OWNER, L.P. (“Landlord”), a Delaware limited partnership, with an address of c/o Shorenstein Investment Advisers L.L.C., 850 Third Avenue, 17th floor, New York, New York 10022, and IROBOT CORPORATION (“Tenant”), a Delaware corporation, with an address of 8 Crosby Drive, Bedford, Massachusetts 01730.
RECITALS
WHEREAS, the predecessor-in-interest to Landlord, XChange Owner, LLC, as successor-in-interest to DIV Bedford, LLC (as successor-in-interest to Boston Properties Limited Partnership), and Tenant entered into that certain Lease dated February 22, 2007 (the “Original Lease”), as amended by that certain Letter Agreement dated August 15, 2007 (the “Letter Agreement”), as amended by that certain First Amendment to Lease dated September 16, 2010 (the “First Amendment”), as amended by that certain Declaration dated June 16, 2011 (the “Declaration”), as amended by that certain Second Amendment to Lease dated May 20, 2014 (the “Second Amendment”), as amended by that certain letter dated October 8, 2014 (the “2014 Letter”), as amended by that certain Third Amendment to Lease dated April 10, 2015 (the “Third Amendment”), as amended by that certain Fourth Amendment to Lease dated October 23, 2015 (the “Fourth Amendment”), as amended by that certain Fifth Amendment to Lease dated May 4, 2016 (the “Fifth Amendment”), as amended by that certain Sixth Amendment to Lease dated July 5, 2017 (the “Sixth Amendment”), as amended by that certain Seventh Amendment to Lease dated November 21, 2017 (the “Seventh Amendment”), as amended by that certain Eighth Amendment to Lease dated February 14, 2018 (the “Eight Amendment”), and as amended by that certain Ninth Amendment to Lease dated January 28, 2022 (the “Ninth Amendment”; together with the Original Lease, the Letter Agreement, the First Amendment, the Declaration, the Second Amendment, the 2014 Letter, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment and the Eighth Amendment, collectively, the “Lease”), pursuant to which, as of the Relocation Date (as such term is defined in the Ninth Amendment), Landlord leased to Tenant approximately 253,090 rentable square feet of space located within the Complex (as defined in the Lease) known as XChange at Bedford located in Bedford, Massachusetts, for a Term that is currently scheduled to expire on April 30, 2030 (the “Existing Expiration Date”);
WHEREAS, the term of the Lease with respect to the “Substitute Premises” referenced in the Ninth Amendment ended and expired on February 13, 2025. As a result, the current rentable square footage of space leased by Tenant from Landlord at the Complex under the Lease is approximately 239,597 rentable square feet (the “Existing Premises”);
WHEREAS, Tenant desires to reduce the amount of rentable square footage constituting the Existing Premises and, in furtherance thereof, desires to grant to Landlord the right and option to terminate, by means of recapture, one or more portions of the Existing Premises prior to the expiration date of the Lease in accordance with the terms hereof;

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WHEREAS, in connection with this Tenth Amendment and the transactions contemplated herein, Landlord and Tenant hereby acknowledge that they each are exchanging reasonably equivalent value; and
WHEREAS, Landlord and Tenant are hereby amending, modifying and supplementing the provisions of the Lease, all as set forth herein on the following terms and conditions.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the Effective Date, as follows:
1.Incorporation of Recitals. The Recitals set forth above are true and correct, incorporated herein and made a part of this Tenth Amendment as if set forth herein in full.
2.Incorporation of Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Tenth Amendment as if set forth herein in full.
3.Access to Existing Premises. Commencing on the Effective Date, Landlord, its employees, manager, agents, its leasing broker, Jones Lang LaSalle New England, LLC (together with any other broker hereafter engaged by Landlord) (“Landlord’s Broker”; together with Landlord’s employees, manager and agents, collectively, “Landlord’s Leasing Parties”) shall have the right to enter the Existing Premises, during normal business hours, upon reasonable prior written notice by Landlord to Tenant (which notice, notwithstanding the terms of Section 8.12 of the Lease, may be sent by email correspondence delivered to preed@irobot.com with a copy to legal@irobot.com), to show the Existing Premises to prospective tenants and potential tenants’ brokers in accordance with the provisions of Section 5.9 of the Lease; provided, however, that the requirement in Section 5.9 of the Lease that specifies that the Premises can only be shown to prospective tenants during the last twelve (12) months of the Term shall not be applicable. Each of Landlord, Landlord’s Leasing Parties and Tenant and Tenant’s leasing broker, CBRE (“Tenant’s Broker”) shall be permitted to market the portion of the Existing Premises that does not include any of the Building 10 and Building 12 Premises (as hereinafter defined) (such portion that excludes the Building 10 and Building 12 Premises, the “Marketable Premises”) on a non-exclusive basis; provided, that the foregoing shall not be deemed to abrogate any of Tenant’s rights under the Lease to also market any portion of the Existing Premises in accordance with the Lease, except that Tenant’s right to market, license, sublet or assign any portion of the Lease or Tenant’s interest therein shall be subject to Landlord’s rights under Section 5.6 of the Lease (which, for the avoidance of doubt, shall be inclusive of Section 5.6.1.1 of the Lease). Tenant (and not Landlord) shall be responsible for the payment of any commission, fee or other amount payable to Tenant’s Broker or otherwise payable to any person or entity in connection with any marketing efforts undertaken by (or on behalf of) Tenant in accordance with the foregoing and Tenant hereby indemnifies and agrees to hold

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Landlord harmless from and against any and all claims, liabilities, commissions, amounts and other fees (including commissions, legal fees and expenses) asserted against or incurred by Landlord in connection with such marketing efforts by or on behalf of Tenant or Tenant’s Broker. In the event that Tenant commences negotiations with a third-party to sublease a portion of the Existing Premises (and has provided written notice to Landlord of such potential sublease and the identity of the third-party potential subtenant (the “Potential Tenant”)), and such Potential Tenant and Landlord thereafter enter into a Direct Lease (as hereinafter defined) in lieu of such Potential Tenant entering into a sublease with Tenant, then in such event Landlord will be responsible for payment of the commission or fee due to Landlord’s Broker and to such Potential Tenant’s broker in connection with such Direct Lease (in amounts to which Landlord shall agree).
4.Landlord’s Right to Recapture Portion(s) of the Existing Premises.
(a)Landlord shall have the right, on one or more occasions and from time to time, to recapture one or more portions of the Existing Premises described on Exhibit A-1 (including any rentable square foot portion of the portions of the Existing Premises described on Exhibit A-1) (such right being the “Recapture Option”). Each such portion designated by Landlord for recapture is referred to as a “Recapture Portion” and collectively as the “Recapture Portions”. Landlord shall have the right to select the applicable Recapture Portion subject to and in accordance with Section 4(b) and Section 4(c) below, as applicable, from all or any portion of the following portions of the Existing Premises hereinafter designated by Landlord, from time-to-time, for recapture pursuant to a Recapture Notice (as defined below):
(i)the Existing Premises situated in Building 6 (the “Building 6 Premises”);
(ii)the Existing Premises situated in Building 8 (the “Building 8 Premises”); and
(iii)the Existing Premises subleased (as of the Effective Date) by Tenant to existing third-party subtenants in each of Building 4 (the “Building 4 Subleased Premises”) and Building 6 (the “Building 6 Subleased Premises”, and, collectively, with the Building 4 Subleased Premises, the “Subleased Premises”).

Notwithstanding the foregoing, Landlord’s right to exercise a Recapture Option with respect to the portion of the Existing Premises described as the “2nd Floor Retained Premises” in Section 2(b) of that certain First Amendment to Sublease dated May 14, 2024 (the “Spryte First Sublease Amendment”) between Tenant, as sublandlord, and Spryte Medical, Inc. (“Spryte”), as subtenant, shall be subject to and conditioned upon Landlord recognizing and honoring the expansion rights and rights of first offer granted to Spryte with respect to the 2nd Floor Retained Premises in Section 6 of the Spryte First Sublease Amendment (unless Spryte shall otherwise agree pursuant to the terms of a Direct Lease (as defined below) between Spryte and Landlord).

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(b)Landlord’s Recapture Option may be exercised by Landlord with respect to all or any portion of the Recapture Portions of the Existing Premises (which, for avoidance of doubt, excludes the Building 10 and Building 12 Premises), provided: (i) if applicable, the terms applicable herein with respect to a Partial Recapture Option (as hereinafter defined) under Section 4(c) below are satisfied and (ii) to the extent a Recapture Option is being exercised in respect of Subleased Premises, Landlord may only exercise a Recapture Option with respect to any Subleased Premises as to the entirety of the Subleased Premises that is subleased to the applicable Subtenant. Tenant acknowledges that Landlord (1) shall have no obligation to exercise the Recapture Option in respect of any of the Existing Premises and (2) may exercise the Recapture Option in connection with Landlord’s desire to lease any of the Recapture Portions to third-party tenants (including a third-party tenant (or subtenant) currently leasing (or subleasing) space at the Complex) on terms for a lease with such third-party tenant acceptable to Landlord in its sole and absolute discretion. Tenant shall have no right to receive any amounts in connection with any leasing transaction entered into by Landlord with a third party involving any of the Recapture Portions (including Tenant having no right to receive any “profit sharing”). If Landlord exercises a Recapture Option with respect to any of the Subleased Premises (which must be exercised as to the entirety of a particular Subleased Premises with respect to a particular subtenant), then Landlord may, if the applicable Subtenant consents in writing (which consent shall be deemed satisfied by the applicable Subtenant entering into a Direct Lease with Landlord), enter into a Direct Lease with the applicable Subtenant on terms acceptable to Landlord and the applicable subtenant, provided that such Direct Lease shall not affect or increase the amount of the Subleased Premises Adjusted Rent calculated pursuant to Exhibit A-1 attached hereto with respect to the applicable Subleased Premises (as applicable, the “Subleased Premises Adjusted Rent”). Landlord agrees that if the applicable Subtenant does not agree to enter into a Direct Lease with Landlord, then, if Landlord exercises its Recapture Option as to such Subtenant’s Subleased Premises, Tenant shall assign to Landlord its interest as sublandlord under the Applicable Sublease, and Landlord shall assume the sublandlord’s rights and obligations under the Applicable Sublease from and after the Recapture Date. Pursuant to such assignment and assumption agreement, Tenant shall expressly remain liable for any unperformed obligation of sublandlord prior to the Recapture Date. For the avoidance of doubt, Landlord’s Recapture Option shall not apply with respect to that portion of the Existing Premises situated in Buildings 10 or 12 unless Landlord and Tenant otherwise agree.
(c)Subject to the limitation set forth in Section 4(b) above as to recapturing any Subleased Premises, if Landlord exercises a Recapture Option with respect to any applicable Recapture Portion but chooses in its sole discretion not to recapture the entirety of such space demised to Tenant at such Building (a “Partial Recapture Option”), then Landlord shall set forth in its Landlord Recapture Notice (as hereinafter defined) to Tenant, a description of the space designated by Landlord to be retained by Tenant in the applicable Building (the “Proposed Remaining Space”) after Landlord effectuates its Partial Recapture Option, which such Proposed Remaining Space must: (i) be at least [5,000] rentable square feet of space that is contiguous with itself on any given floor and

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an independently leasable configuration that is reasonably marketable, (ii) have an independent means of ingress and egress to and from the Proposed Remaining Space to the common areas of the applicable Building and the applicable floor or the parking areas, and (iii) be reasonably acceptable, taking into account the foregoing clauses (i) and (ii), to both Landlord and Tenant, provided that if Landlord and Tenant cannot agree upon the size and configuration of such Proposed Remaining Space within ten (10) business days after Landlord sends Tenant the Landlord Recapture Notice with respect to the applicable Partial Recapture Option, then Tenant shall have the right to make a determination of the size and configuration of the Proposed Remaining Space in its reasonable determination in a manner consistent with the foregoing clauses (i) and (ii), and such Proposed Remaining Space shall, upon Recapture pursuant to a Recapture Option exercised pursuant to Section 4(e) below, become part of the Remaining Premises (as defined below).
(d)Tenant has informed Landlord that it has retained Interior Architects, Inc. to serve as Tenant’s third-party consultant to assist Tenant in assessing which portions of the Existing Premises located in Building 10 (the “Building 10 Premises”) and Building 12 (the “Building 12 Premises”; together with the Building 10 Premises, collectively, the “Building 10 and Building 12 Premises”) Tenant desires to retain for its business needs (the “Space Planning Assessment”). Landlord agrees that it shall pay the actual third-party fees payable to such consultant in preparing such Space Planning Assessment in an amount not to exceed $25,000 (provided such request for payment is made no later than eighteen (18) months following the Effective Date of this Tenth Amendment). Such payment shall be made by Landlord to the applicable consultant within thirty (30) days following Landlord’s receipt from Tenant of a request for payment together with the invoice from such consultant.
(e)Landlord’s Recapture Option may be exercised from time to time with respect to any or all of the Recapture Portions (including a Partial Recapture Option pursuant to Section 4(c) above) by Landlord’s delivery to Tenant of a written notice (the “Recapture Notice”) specifying (i) Landlord’s desire to have the Existing Lease modified with respect to the applicable Recapture Portion designated by Landlord, (ii) the effective date designated by Landlord for the surrender by Tenant of the applicable Recapture Portion (such date being the “Recapture Date”), and (iii) the amount of the Adjusted Rent (as hereinafter defined) or, if applicable, Subleased Premises Adjusted Rent payable as of the applicable Step-Down Commencement Date (as defined below) with respect to the Recapture Portion. In no event shall the Recapture Date occur prior to the date that is thirty (30) days after the delivery date of Landlord’s Recapture Notice or later than the date that is sixty (60) days following the date of delivery of Landlord’s Recapture Notice. Landlord shall have the right to deliver one or more Recapture Notices in respect of all or any portion of the Recapture Portions (including a Partial Recapture Option) and the Recapture Dates may differ with respect to each such Recapture Portion designated by Landlord. The “Remaining Premises” shall mean the Existing Premises, as adjusted from time to time pursuant to this Tenth Amendment, less any applicable Recapture Portion(s)

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previously recaptured in accordance with a Recapture Notice as of the date of such determination.
(f)If Landlord shall deliver a Recapture Notice in respect of an applicable Recapture Portion, then each of the following shall apply:
(i)Adjusted Rent. In consideration for Landlord accepting a reduction of the Existing Premises and exercising the applicable Recapture Option, Tenant agrees that: provided that there is no uncured Event of Default under the terms of the Lease as of the Recapture Date, the “Adjusted Rent” or, if applicable, the “Subleased Premises Adjusted Rent” corresponding to the applicable Recapture Portion so recaptured, as provided on, and according to the schedule set forth on, Exhibit A-1 attached hereto (including as illustrated for clarity on Exhibit A-2), shall be payable by Tenant to Landlord in lieu of any other remaining future Rent obligations of Tenant under the Lease with respect to the applicable Recapture Portion (it being agreed that any unpaid Annual Fixed Rent and Additional Rent attributable to the applicable Recapture Portion for periods prior to the Recapture Date shall survive and continue to be payable following the Recapture Date). In the event that there exists an uncured Event of Default as of the date that is one hundred eighty (180) days after the Recapture Date, then the Step-Down Commencement Date (as defined on Exhibit A-1 attached hereto) shall be tolled and delayed until such Event of Default is cured to Landlord’s reasonable satisfaction. Tenant shall make Adjusted Rent and/or Subleased Premises Adjusted Rent payments resulting from Landlord’s recapture of an applicable Recapture Portion to Landlord at the times and in the manner set forth in the Lease applicable to payments of Annual Fixed Rent and Additional Rent, including with respect to notice and cure periods applicable to payments of fixed rent, Additional Rent and other charges due to Landlord as set forth in Article VII of the Lease. Notwithstanding the foregoing, Rent due from Tenant in respect of any Subleased Premises that becomes a Recapture Portion shall be subject to Section 5 and limited to the Subleased Premises Adjusted Rent for such Subleased Premises as described on Exhibit A-1 attached hereto. Tenant’s failure to make timely payments of Adjusted Rent or Subleased Premises Adjusted Rent to Landlord in the reduced amounts prescribed on Exhibit A-1 (including as illustrated for clarity on Exhibit A-2) shall constitute a default pursuant to the terms of, and under, Section VII of the Lease subject to the notice and cure rights applicable to payments of fixed rent, Additional Rent or other charges due to Landlord, and Landlord shall have any and all rights and remedies available to it under the Lease, at law or in equity.
(ii)Lease Modification. Provided that Tenant surrenders the applicable Recapture Portion on the Recapture Date in the condition required by this Section 4(f)(iii) below, as of the Recapture Date, (1) the Lease shall terminate as to the applicable Recapture Portion, (2) Tenant will have no further rights or obligations under the Lease in respect of the applicable Recapture Portion (except

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with respect to obligations that expressly survive the expiration or earlier termination of the Lease with respect to the applicable Recapture Portion, including any indemnification obligations of Tenant pertaining to the applicable Recapture Portion for claims arising prior to such Recapture Date), and (3) the Lease shall be modified as described on Exhibit A-1 to reflect the Tenant’s obligation to make payments of the Adjusted Rent or Subleased Premises Adjusted Rent, as applicable, which shall apply to the Remaining Premises, and which shall be in lieu of any other remaining future Rent obligations of Tenant under the Lease with respect to the applicable Recapture Portion. Upon the surrender of the applicable Recapture Portion in accordance with the terms hereof, (x) the Lease (and Tenant’s obligations) in respect of the Remaining Premises shall continue in full force and effect without any other modification thereto not provided for in this Tenth Amendment, and (y) all references in the Lease to the “demised premises”, the “premises”, or the “Premises” shall be deemed to mean, the Remaining Premises only.
(iii)Surrender.
(1)Surrender Obligation. On or prior to the applicable Recapture Date with respect to the corresponding applicable Recapture Portion (time being of the essence with respect to Tenant’s requirement to vacate as required hereunder by the Recapture Date), Tenant shall vacate, quit and surrender to Landlord possession of the applicable Recapture Portion, vacant, broom-clean, free of all tenancies, subtenancies and occupancies (exclusive of any subtenants occupying any of the Subleased Premises pursuant to an approved sublease at the time of the Recapture Date), and of any liens or encumbrances filed against the Recapture Portion or the applicable Building for work or materials claimed to have been furnished to, or through, Tenant (or its subtenants, licensees, contracts, suppliers and subcontractors) (but not Landlord), with all personal property removed, except that Tenant may surrender the Recapture Portion with any furniture and work stations, in each case, owned by Tenant (and not financed or leased through a third-party) in the applicable Recapture Portion, in each case, to the extent existing in the applicable Recapture Portion as of the Effective Date, (such furniture and work stations, collectively, the “Abandoned Property”), and otherwise in the condition required by the Lease with respect to surrender of the Premises, as pertaining to the applicable Recapture Portion; provided, however, Landlord agrees that Tenant has no obligation to (y) remove any leasehold improvements owned by Tenant (and not leased or financed by, or from, a third-party) or other alterations performed by or for Tenant (or any of its subtenants) in or to the applicable Recapture Portion, in each case, existing as of the Effective Date or (z) surrender any Subleased Premises that becomes a Recapture Portion (collectively, all of the foregoing requirements in this clause (1) shall be known as the “Recapture

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Portion Conditions”). Tenant hereby gives, grants, conveys and surrenders to Landlord all of Tenant’s right, title and interest in and to the Abandoned Property in the applicable Recapture Portion effective as of the Recapture Date without compensation to Tenant. Tenant and Landlord agree that the value of the Abandoned Property shall be zero dollars ($0). If requested by Landlord, Tenant shall promptly execute and delivery to Landlord a bill of sale conveying such Abandoned Property to Landlord.
(2)Failure to Vacate Recapture Portion. If Tenant fails to timely vacate all of the applicable Recapture Portion by the applicable Recapture Date, in the manner and condition prescribed herein and in accordance with the Recapture Portion Conditions, then such failure shall be deemed an Event of Default under the Lease and Tenant shall be deemed to be a holdover tenant only with respect to the applicable Recapture Portion, in accordance with the provisions of the Lease (including Section 8.18, it being agreed that the hold-over rent payable pursuant to Section 8.18 of the Lease shall apply to the Annual Fixed Rent and Additional Rent on the applicable Recapture Portion only), and Landlord shall have all rights and remedies available to it under the Lease, in equity and at law.
(3)Demising. Promptly following Tenant’s surrender of the applicable Recapture Portion in accordance with this Section 4(f)(iii), Landlord shall (to the extent necessary, and to the extent permitted by applicable law), in accordance with local building code, separate and lawfully demise the applicable Recapture Portion (and, to the extent necessary, modify or separate any and all utility meters and other building systems to accommodate readings of utilities usage attributable solely to the Remaining Premises) from the remaining portion of the Existing Premises, which such work shall be performed at Landlord’s sole cost and expense; provided, however, that that Section 5.6.5(G) shall continue to apply to any Subleased Premises not recaptured by Landlord. To the extent Tenant, in Tenant’s sole discretion, grants entry to Landlord for the purposes of demising the applicable Recapture Portions prior to the Recapture Date, Tenant grants Landlord (and its contractors) a license to access the applicable Recapture Portion as of such date to perform such work, subject to a separate access agreement to be mutually agreed upon by Tenant and Landlord.
(iv)Building 10 Premises and Building 12 Premises. Landlord and Tenant acknowledge that, although this Tenth Amendment does not provide for any portion of the Building 10 Premises or Building 12 Premises to be subject to a Recapture Option, Landlord and Tenant may hereafter agree, pursuant to a separate written agreement, to provide for all or some portion of either or both of Building 10 or Building 12 to be subject to a Landlord Recapture Option.

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(v)True-Up of Amounts. Tenant shall pay to Landlord, on or prior to the Recapture Date, any Annual Fixed Rent due under the Lease with respect to the applicable Recapture Portion through the applicable Recapture Date (subject to Landlord’s rights in respect of any holdover), and any other applicable amounts, costs and charges, such as Additional Rent, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises, and any and all other sums and charges due or to become due pursuant to the terms of the Lease (collectively, the “Rent”) for the applicable Recapture Portion through and including the Recapture Date, which obligation to pay the Rent shall survive the expiration or earlier termination of the Lease as to the applicable Recapture Portion.
(vi)Tenant’s obligation to pay electricity charges incurred from and after the Recapture Date with respect to any Recapture Portion shall expire and terminate on the applicable Recapture Date for such Recapture Portion. Tenant’s obligation to pay electricity charges incurred prior to the Recapture Date shall survive the Recapture Date.
(vii)Compliance with Recapture Portion Conditions. Provided that Tenant has complied with all the terms and conditions of this Tenth Amendment (other than those obligations which by the terms of this Tenth Amendment are to be performed after the Recapture Date), the applicable Recapture Portion, on the applicable Recapture Date, shall be deemed recaptured. The parties will confirm, no later than the Recapture Date, in a written amendment or letter agreement that the applicable Recapture Date has occurred as well as further evidencing any other modification to the Lease effectuated by the surrender of the applicable Recapture Portion, including, without limitation, the modifications contemplated by clauses (1)-(3) of Section 4(f)(ii). (except that the execution of such amendment shall not be a condition to the efficacy of the modification of the Lease with respect to the Recapture Premises or any of the other matters set forth herein). If Landlord and Tenant have not each executed and delivered and made effective said amendment or letter agreement to the Lease as of the Recapture Date, then the Lease shall be deemed automatically modified to reflect clauses (1)-(3) of Section 4(f)(ii).
5.Subtenants.
(a)Tenant hereby authorizes and permits Landlord to engage in discussions and negotiations directly with each of Tenant’s current subtenants at Building 4 and Building 6 consisting of Nyobolt, Inc. and Spryte (each, an “Existing Subtenant” and collectively, the “Existing Subtenants”), and any future subtenant of all or any portion of the Existing Premises (together with the Existing Subtenants, each, a “Subtenant” and collectively, the “Subtenants”, and each sublease with respect to a “Subtenant” shall be referred to as an “Applicable Sublease”) and their respective affiliates, regarding Landlord and a particular Subtenant entering into a direct lease with Landlord for such

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Subtenant’s Subleased Premises (together with any other space) on any terms that Landlord and such Subtenant may desire (a “Direct Lease”). Landlord shall have no obligation to engage in any such discussions or negotiations or have any obligation to consummate a Direct Lease. If Landlord and the applicable Subtenant agree to enter into a Direct Lease with any of the Subtenants, then Landlord may deliver a Recapture Notice with respect to the applicable Recapture Portion constituting the applicable Subleased Premises and the terms of Section 4 shall apply with respect thereto, except that Tenant will have no obligation to surrender or deliver possession of the applicable Subleased Premises to Landlord (except with respect to any future subleases where Tenant had not previously delivered possession of the Recapture Portion to the subtenant thereof), it being agreed that such Direct Lease shall not affect or increase the amount of the Subleased Premises Adjusted Rent calculated pursuant to Exhibit A-1 attached hereto with respect to the applicable Subleased Premises.
(b)Notwithstanding anything in this Tenth Amendment or in Section 5.6 of the Original Lease to the contrary, if Tenant provides Landlord with a Proposed Transfer Notice regarding the subletting of any (including any portion of any) Recapture Portion (any such space, the “Proposed Sublease Space”) in accordance with the requirements of Section 5.6.3 of the Original Lease, then Landlord shall have fifteen (15) business days following its receipt of the Proposed Transfer Notice to (i) elect to exercise Landlord’s Recapture Option as to the entirety of the Proposed Sublease Space, (ii) elect not to exercise Landlord’s Recapture Option as to Proposed Sublease Space and either (x) provide its written consent or (y) withhold its written consent, in the case of each of (x) and (y), not to be unreasonably withheld, conditioned or delayed, to the Applicable Sublease and Subtenant. If Landlord fails to make any election within such fifteen (15) business day period, then Landlord shall be deemed to have elected not to exercise its Recapture Option with respect to the Proposed Sublease Space and to have provided its written consent to the Subtenant (provided that the proposed sublease document submitted with the Proposed Transfer Notice is substantially the same as the final Applicable Sublease), and the provisions of Sections 5.6.2, 5.6.3, 5.6.4 and 5.6.5 of the Original Lease shall apply to the proposed Applicable Sublease. If Landlord fails to timely elect to exercise its Recapture Option as to the entirety of the Proposed Sublease Space, then Landlord will have no right or option under Section 4 to exercise the Recapture Option as to the Proposed Sublease Space unless and until the earlier of: (i) Tenant and the prospective Subtenant failing to execute an Applicable Sublease for the Proposed Sublease Space within six (6) months following the expiration of Landlord’s fifteen (15)-business day response period, and (ii) Tenant and the prospective Subtenant executing and delivering an Applicable Sublease (the “Closed Period”), it being agreed that following the Closed Period, Landlord may exercise its Recapture Period as to the Proposed Sublease Space upon the terms and conditions set forth in Section 5(a) of this Tenth Amendment.
6.Security Deposit. The parties acknowledge that, as of the Effective Date, Tenant’s Security Deposit is currently in the form of that certain irrevocable, standby letter of credit no. 68018099 in the amount of $250,000 issued by Bank of America, N.A. The

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parties agree that Tenant shall have no right to reduce the amount of this letter of credit in connection with (a) any reduction in the size of the Existing Premises effectuated by the exercise by Landlord of the Recapture Option or the Building 12 Relocation Option (as defined below) or (b) any other matter. Notwithstanding anything to the contrary in the Lease, the Security Deposit shall, at all times, be (i) held in the form of a letter credit in substantially the same form as the letter of credit currently held by Landlord in an amount of not less than $250,000 and (ii) such letter of credit shall be issued by Bank of America, N.A. (or another replacement bank approved by Landlord in its sole and absolute discretion).
7.Reserved
8.Extension Option. Landlord and Tenant reaffirm Tenant’s right to exercise the Sixth Amendment Extension Option (as it relates to the then-Existing Premises at the time of any such exercise), on satisfaction of the conditions set forth in Section 7(a) of the Sixth Amendment, as modified pursuant to the provisions of this Section 8. In addition to the conditions set forth in Section 7(a) of the Sixth Amendment, the following shall be conditions to the exercise of the Sixth Amendment Extension Option: (a) Tenant shall be then in occupancy of either (y) all of the Building 10 Premises or (z) all of the Building 12 Premises, (b) iRobot Corporation (or a successor entity approved by Landlord in its sole an absolute discretion) shall be the then-named tenant under the Lease, and (c) the Annual Fixed Rent for the “Second Extension Term” shall be set at the greater of (x) the “Market Rent” as determined in accordance with Section 7(a) and Section 7(b) of the Sixth Amendment and (y) the Annual Fixed Rent applicable to the then-Existing Premises immediately prior to the commencement of the Second Extension Term. Notwithstanding the foregoing, Tenant may only exercise the Sixth Amendment Extension Option with respect to the entire portion of the Existing Premises that Tenant is then in occupancy of for the conduct of its business.
9.Deletion of Certain Provisions as of the Effective Date:
(a)Deletion of Certain Provisions in the Original Lease: As of the Effective Date, the following provisions are hereby deleted in their entirety and shall no longer be in full force and effect: (i) Section 4.6, (ii) Section 5.17(D), (iii) Section 8.28, (iv) Section 8.29, and (v) Exhibit B-1 and B-2 to the Lease.
(b)First Amendment Deletions: As of the Effective Date, the following provisions in the First Amendment are hereby deleted in their entirety and shall no longer be in full force and effect: (i) Section 8(B) and (ii) Section 8(C)
(c)Third Amendment Deletions: As of the Effective Date, Section 4 of the Third Amendment is hereby deleted in its entirety and shall no longer be in full force and effect.
(d)Sixth Amendment Deletions: As of the Effective Date, the following provisions in the Sixth Amendment are hereby deleted in their entirety and shall no

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longer be in full force and effect: (i) Section 3, (ii) Section 8, (iii) Section 9 and (iv) Exhibit C to the Sixth Amendment
(e)Seventh Amendment Deletions: As of the Effective Date, the following provisions in the Seventh Amendment are hereby deleted in their entirety and shall no longer be in full force and effect: (i) Section 4, (ii) Exhibit C and (iii) Addendum 1 to Exhibit C to the Seventh Amendment.
(f)Eighth Amendment Deletions: The following provisions in the Eighth Amendment are hereby deleted in their entirety and shall no longer be in full force and effect: (i) Section 4 and (ii) Exhibit C and Addendum 1 to Exhibit C to the Eighth Amendment.
(g)Ninth Amendment Deletions: The following provisions in the Ninth Amendment are hereby deleted in their entirety and shall no longer be in full force and effect: (i) Section 8, (ii) the “First Floor Fit-Out” portion of Exhibit A to the Ninth Amendment and (iii) Exhibit B to the Ninth Amendment.
10.Major Tenant Rights.
(a)Currently Tenant has certain rights set forth in this Lease based upon either (i) the rentable square footage that Tenant leases in the aggregate at the Complex (collectively, the “Square Footage Requirement Rights”) or (ii) Tenant’s continued status as a direct tenant (as opposed to Tenant’s assignment or subleasing of space in the Existing Premises) in full of certain buildings at the Complex (collectively, the “Direct Tenancy Requirement Rights”), each as more specifically delineated in the Lease. Examples of these prescribed rights are: (i) Tenant’s ability to use the parking area designated “Tenant’s Visitor’s Parking Area”, (ii) Tenant’s right to provide “Specified Services”, (iii) Tenant’s ability to apply for a real estate tax abatement, (iv) Tenant’s right to erect the “Monument Signage” and other signage rights, (v) Tenant’s ability to terminate this Lease “if fifty percent (50%) or more of Land Recreation A is taken and the remaining portion of Land Recreation A is insufficient for the Permitted Uses…”, and (vi) Tenant’s ability to use certain Land Recreation Space in general (collectively, items (i)-(vi), along with other related rights of Tenant, shall be known as the “Major Tenant Rights”).
(b)If Landlord exercises its Recapture Options with respect to all of the Recapture Portions in accordance with Section 4 herein (or if Landlord recaptures a portion of the Recapture Portions and the Direct Tenancy Requirement Rights are thereby affected), then the Major Tenant Rights shall either be relinquished by Tenant or modified accordingly (as the case may be), as Tenant will no longer satisfy the Direct Tenancy Requirement Rights or Square Footage Requirement Rights (as applicable). For example, for any Direct Tenancy Requirement Rights, such as Tenant’s ability to use the Tenant’s Visitor Parking Area, Tenant will relinquish such rights on the applicable Recapture Date when the Direct Tenancy Requirement Rights are no longer being satisfied. Notwithstanding the foregoing or any provisions in the Lease to the contrary,

12

Landlord and Tenant hereby agree that, even if Landlord exercises a Recapture Option pursuant to the terms hereof, then until the Lease is terminated in full, (i) Tenant shall always have a designated visitor parking area in front of any building in which Tenant will continue to lease a portion or all of such Building, (ii) Tenant shall maintain the right to maintain in place the Route 3 Impact Signage on Building 10 (formerly Building D) in accordance with the terms of Section 5.17 of the Original Lease until such time as Tenant and Landlord agree to include the portion of the Premises located in Building 10 as a Recapture Portion and Landlord exercises its Recapture Option with respect to the entirety of the Building 10 Premises, and (iii) Tenant shall retain the right to use a portion of the Land Recreation Space depicted on and outlined in red on Exhibit B attached hereto (the “Retained Land Recreation Area”).
11.Capitalized Terms and Conflicts. All capitalized terms used in this Tenth Amendment that are not defined in this Tenth Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Tenth Amendment, the terms set forth in this Tenth Amendment shall supersede and control. The term “including”, as used in the Lease and herein, shall mean “including, without being limited to”.
12.Brokers. Landlord and Tenant represent and warrant to the other that they have not made any agreement or taken any action which may cause any other party to become entitled to a commission as a result of the transactions contemplated by this Tenth Amendment, other than with respect to Tenant’s Broker, and any fees or commissions due to Tenant’s Broker shall be paid by Tenant. Furthermore, each party will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any other such third person by reason of such party’s breach of their representation or warranty contained in this Section. Landlord and not Tenant will be responsible to pay any broker commissions owed to any brokers (including Landlord’s having no obligation in respect of CBRE) in connection with Landlord’s re-leasing or re-letting of any Recapture Portion to a third-party tenant, except if CBRE is a cooperating broker in connection with Landlord’s re-leasing or re-letting of the applicable Recapture Portion.
13.Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances (except with respect to the Subleases identified above); (b) there are no persons or entities claiming by, through, or under Tenant, or who or which may claim under Tenant, any rights with respect to the Existing Premises (except with respect to the Subleases identified above); (c) the Lease is in full force and effect; (d) Tenant is presently in possession of all of the Existing Premises (except with respect to the specific Subleases identified above) and is paying the Annual Fixed Rent, operating expenses and any and all other charges or sums due under the Lease with respect to the Existing Premises; (e) the Lease has not been modified, supplemented or amended in any way, except as identified in the Recitals and except as may be set forth in this Tenth Amendment; (f) that this Tenth Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes

13

the valid and binding agreement of Tenant in accordance with the terms hereof, (g) to Tenant’s actual knowledge, Tenant does not have any present claim to any offset, set-off, counterclaim or other defense to the performance of Tenant’s obligations under, or against enforcement of, the Lease, (h) to Tenant’s actual knowledge, no Event of Default exists, and, to Tenant’s actual knowledge, Landlord is not in default under any provisions of the Lease, and (i) Landlord has performed all of its obligations under the Lease with respect to any “Landlord Work” obligations.
14.Landlord’s Representations. Landlord hereby represents and warrants to Tenant that as of the Effective Date: (a) this Tenth Amendment has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with the terms hereof, (b) no third party consent or approval (including any mortgagee or ground lessor) is required to enter into this Tenth Amendment (except to the extent such consent or approval has been obtained), and (c) to Landlord’s actual knowledge, no Event of Default on the part of Tenant currently exists.
15.Ratification of Lease. Except as amended and modified by this Tenth Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified.
16.Execution/Entire Agreement. This Tenth Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Tenth Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
17.Governing Law. This Tenth Amendment shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the Commonwealth of Massachusetts.
18.Counterparts. This Tenth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
19.Time is of the Essence. Time shall be of the essence with respect to all dates and deadlines set forth in this tenth Amendment.
20.No Third-Party Beneficiary. The provisions of this Tenth Amendment are and will be for the benefit of the Landlord and Tenant only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Tenth Amendment.
[The rest of the page is left intentionally blank]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Tenth Amendment to be executed as of the date set forth above.

LANDLORD:

XCHANGE PROPERTY OWNER, L.P., a
Delaware limited partnership

By:     XCHANGE OWNER GP LLC, a
    Delaware limited liability company, its
    general partner

    By: /s/ Matthew M. Knisely
Name: Matthew M. Knisely
Title: Vice President

TENANT:

IROBOT CORPORATION,
a Delaware corporation

By: /s/ Jeff Engel
Name: Jeff Engel
Title: President and Chief Operating Officer

Signature Page to 10th Amendment to iRobot Lease

Exhibit A-1 Pertains solely to the extent of the exercise from time to time by Landlord of a Recapture Option with respect to an applicable Recapture Portion

RECAPTURE PORTIONS	RSF	ADJUSTMENTS TO ANNUAL FIXED RENT COMMENCING ON THE RECAPTURE DATE AND CONTINUING THROUGH THE PERIODS SPECIFIED BELOW	ADJUSTMENTS TO ADDITIONAL RENT, INCLUDING OPERATING EXPENSES ALLOCABLE TO THE RECAPTURE PORTIONS AND LANDLORD’S TAX EXPENSES ALLOCABLE TO THE RECAPTURE PORTIONS	PARKING SPACE REDUCTION	[CONDENSER WATER/HVAC ADJUSTMENT]
A-1-1

Building 6 Premises
30,407 RSF
($20.91 per RSF 7/1/25-12/31/25; $21.54 per RSF 1/1/26-12/31/26; $22.18 per RSF 1/1/27-12/31/27; $22.85 per RSF 1/1/28-12/31/28; $23.53 per RSF 1/1/29-12/31/29; $24.24 per RSF 1/1/30-4/30/30)

Months 1-6 (FROM AND AFTER THE RECAPTURE DATE): The monthly installments of Annual Fixed Rent that would otherwise be due under the Lease (taking into account all escalations that would have otherwise been applicable over the same period, notwithstanding the recapture of the applicable Recapture Portion) shall be payable in respect of the Remaining Premises

From and after Month 7 after the Recapture Date until April 30, 2029: The monthly installments of Annual Fixed Rent that would otherwise be due under the Lease throughout the remainder of the Lease Term (taking into account all escalations that would have otherwise been applicable over the same period, notwithstanding the recapture with respect to the applicable Recapture Portion) shall be payable in respect of the Remaining Premises, except same shall be reduced by 85% of the Annual Fixed Rent allocable to the applicable Recapture Portion

From and after May 1, 2029: The monthly installments of Annual Fixed Rent that would otherwise be due under the Lease (taking into account all escalations that would have otherwise been applicable over the same period, notwithstanding the recapture with respect to the applicable Recapture Portion) shall be payable in respect of the Remaining Premises, except same shall be reduced by 100% of the Annual Fixed Rent allocable to the applicable Recapture Portion

0% reduction from Months 1-6 (from and after the Recapture Date)

100% reduction of the Additional Rent allocable to the Recapture Portion (from and after the first day of the 7th month after the Recapture Date (the “Step-Down Commencement Date”) through the remainder of the Term
91 Spaces (or, for partial recapture, a reduction of 3 parking spaces for every 1,000 RSF recaptured)
A-1-2

Building 8 Premises
51,550 RSF
($20.91 per RSF 7/1/25-12/31/25; $21.54 per RSF 1/1/26-12/31/26; $22.18 per RSF 1/1/27-12/31/27; $22.85 per RSF 1/1/28-12/31/28; $23.53 per RSF 1/1/29-12/31/29; $24.24 per RSF 1/1/30-4/30/30)

Months 1-6 (FROM AND AFTER THE RECAPTURE DATE): The monthly installments of Annual Fixed Rent that would otherwise be due under the Lease (taking into account all escalations that would have otherwise been applicable over the same period, notwithstanding the recapture of the applicable Recapture Portion) shall be payable in respect of the Remaining Premises

From and after Month 7 after the Recapture Date until April 30, 2029: The monthly installments of Annual Fixed Rent that would otherwise be due under the Lease throughout the remainder of the Lease Term (taking into account all escalations that would have otherwise been applicable over the same period, notwithstanding the recapture with respect to the applicable Recapture Portion) shall be payable in respect of the Recapture Portion, except same shall be reduced by 85% of the rent allocable to the applicable Recapture Portion over the same period

From and after May 1, 2029: The monthly installments of Annual Fixed Rent that would otherwise be due under the Lease (taking into account all escalations that would have otherwise been applicable over the same period, notwithstanding the recapture with respect to the applicable Recapture Portion) shall be payable in respect of the Remaining Premises, except same shall be reduced by 100% of the Annual Fixed Rent allocable to the applicable Recapture Portion over the same period

0% reduction from Months 1-6 (from and after the Recapture Date)

100% reduction of the Additional Rent allocable to the Recapture Portion from and after the Step-Down Commencement Date through the remainder of the Term
155 Spaces (or, for partial recapture, a reduction of 3 parking spaces for every 1,000 RSF recaptured)
A-1-3

Building 4 Subleased Premises
From and after Recapture Date until the expiration date of the Applicable Sublease (the “Applicable Sublease Expiration Date”), the monthly installments of Annual Fixed Rent then applicable under the Lease (taking into account all escalations that would have otherwise been applicable over the same period, notwithstanding the recapture with respect to the applicable Recapture Portion) will be reduced by an amount equal to the monthly installments of Annual Fixed Rent over the same period that would have been due under the Applicable Sublease.
100% reduction of the Additional Rent allocable to the Recapture Portion from and after the first day of the Recapture Date.
Building 6 Subleased Premises
From and after the Recapture Date until the expiration date of the Applicable Sublease in effect immediately prior to the time of Recapture (the “Applicable Sublease Expiration Date”), the monthly installments of Annual Fixed Rent then applicable under the Lease (taking into account all escalations that would have otherwise been applicable over the same period, notwithstanding the recapture with respect to the applicable Recapture Portion ) will be reduced by an amount equal to the monthly installments of Annual Fixed Rent over the same period that would have been due under the Applicable Sublease.
100% reduction of the Additional Rent allocable to the Recapture Portion from and after the Recapture Date.
A-1-4

Exhibit A-2
Example Calculations of Adjusted Rent (illustrative only)

If Landlord were to exercise its first Recapture Option as to the entirety of the Building 6 Premises (30,407 RSF) with a Recapture Date of June 1, 2027, then, the monthly installments of Annual Fixed Rent for the Remaining Premises (i.e., excluding the applicable Recapture Portion), would equal what is otherwise payable under the Lease as if the applicable Recapture Portion were a part of the Premises, except: (a) each month in the period from June 1, 2027 through December 31, 2027 would equal what is otherwise payable under the Lease as if the Recapture Portion were a part of the Premises; (b) the monthly installment for each month in the period from January 1, 2028 through December 31, 2028 would be reduced by $49,215.001; (c) the monthly installment for each month in the period of January 1, 2029 through April 30, 2029 would be reduced by $50,679.602; (d) the monthly installment for each month in the period from May 1, 2029 through December 31, 2029 would be reduced by $59,623.063; and (e) the monthly installment for each month in the period from January 1, 2030 through April 30, 2030 would be reduced by $61,422.144.

If, in addition to the above, Landlord were to exercise its Recapture Option as to a 50% portion of the Building 8 Premises (25,775 RSF)5 with a Recapture Date of June 1, 2028, then from June 1, 2028 until December 31, 2028, then, the monthly installments of Annual Fixed Rent for the Remaining Premises (i.e., excluding the Building 6 Premises and the applicable 50% portion of the Building 8 Premises) would equal what is otherwise payable under the Lease as if the applicable Recapture Portion were a part of the Premises, except: (a) the monthly installment for each month in the period from June 1, 2028 through December 31, 2028 would not yet be affected by the recapture of the applicable 50% portion of the Building 8 Premises but would be reduced by $49,215.00 in respect of the Adjusted Rent attributable to the prior recapture of the Building 6 Premises per the above, (b) the monthly installment for each month in the period from January 1, 2029 through April 30, 2029 would be reduced by $93,639.016; (c) the monthly installment for each month in the period from May 1, 2029 through December 31, 2029 would be reduced by $110,163.547; and (d) the monthly installment for each month in the period from January 1, 2030 through April 30, 2030 would be reduced by $113,487.648.

1 Total Annual Fixed Rent reduced by 85% of the Annual Fixed Rent allocable to the applicable Recapture Portion. $22.85 per RSF for the applicable period, multiplied by the RSF of the applicable Recapture Portion (30,407 RSF), which equals $694,799.95, and 85% of which is $590,579.96. Divide such figure by 12 for the reduction to the monthly installment, which results in a reduction of each monthly installment during such period by $49,215.00.
2 Total Annual Fixed Rent reduced by 85% of the Annual Fixed Rent allocable to the applicable Recapture Portion. $23.53 per RSF for the applicable period, multiplied by the RSF of the applicable Recapture Portion (30,407 RSF), which equals $715,476.71, and 85% of which is $608,155.20. Divide such figure by 12 for the reduction to the monthly installment, which results in a reduction of each monthly installment during such period by $50,679.60.
3 Total Annual Fixed Rent reduced by 100% of the Annual Fixed Rent allocable to the applicable Recapture Portion. $23.53 per RSF for the applicable period which equals $715,476.71. Divide such figure by 12 for the reduction to the monthly installment, which results in a reduction of each monthly installment during the applicable period by $59,623.06.
4 Total Annual Fixed Rent reduced by 100% of the Annual Fixed Rent allocable to the applicable Recapture Portion. $24.24 per RSF for the applicable period, multiplied by the RSF of the applicable Recapture Portion (30,407 RSF), which equals $737,065.68. Divide such figure by 12 for the reduction to the monthly installment, which results in a reduction of each monthly installment during the applicable period by $61,422.14.
5 50% of 51,550 RSF.
6 The reduction of $50,679.60 attributable to the recapture of the Building 6 Premises as noted above, plus the further reduction of the Annual Fixed Rent by 85% of the Annual Fixed Rent attributable to the recaptured 50% portion of the Building 8 Premises. $23.53 per RSF for the applicable period, multiplied by the RSF of the applicable Recapture Portion (25,775 RSF), which equals $606,485.75, and 85% of which is $515,512.89. Divide such figure by 12 for the additional reduction to the monthly installment $42,959.41), which is in addition to the reduction already in place attributable to the recapture of the Building 6 Premises ($42,959.41+$50,679.60=$93,639.01).
7 The reduction of $59,623.06 attributable to the recapture of the Building 6 Premises as noted above, plus the further reduction attributable to the recaptured 50% portion of the Building 8 Premises. $23.53 per RSF for the applicable period, which equals $606,485.75. Divide such figure by 12 for the reduction to the monthly installment, which results in a reduction of each monthly installment during the applicable period by $50,540.48, which is in addition to the reduction already in place attributable to the recapture of the Building 6 Premises over the same period ($50,540.48 +$59,623.06=$110,163.54).
8 The 100% reduction of $61,422.14 attributable to the recapture of the Building 6 Premises as noted above, plus the further reduction attributable to the recaptured 50% portion of the Building 8 Premises. $24.24 per RSF for the applicable period, multiplied by the RSF of the applicable Recapture Portion (25,775 RSF), which equals $624,786.00. Divide such figure by 12 for the additional reduction to the monthly installment during the applicable period ($52,065.50), which is in addition to the reduction already in place attributable to the recapture of the Building 6 Premises over the same period ($52,065.50+$61,422.14=$113,487.64).
A-2-1

Exhibit B

Depiction of Retained Land Recreation Area

Spryte Medical
Root Robotics
iRobot Corporation
Crosby Dr
Crosby Rd
3
Northwest Expy
Northwest Expy
3
Google

B-1